Exhibit 99.1

Black Rifle Coffee Company Appoints Clayton Hutmacher and Lawrence “Chip” Molloy to its Board of Directors

SALT LAKE CITY, UTAH, June 11, 2024 – Black Rifle Coffee Company (NYSE: BRCC, the “Company”), the rapidly-growing, mission-driven premium coffee company creating long-term shareholder value through innovative brand strategy that elevates the service community, today announced the appointment of Major General Clayton Hutmacher and Lawrence “Chip” Molloy to its Board of Directors effective June 7, 2024.

“We are pleased to welcome Clay and Chip as new independent directors to the Black Rifle Coffee Company Board,” said Chris Mondzelewski, BRCC Chief Executive Officer. “We are unique as a company in that our service-forward mission drives our ever-expanding relationship with customers across existing and new sales channels, and – with these additions – we’ll have an even broader and more diverse cache of experience from which to gain. Drawing from past leadership roles in the public and private sector, Clay and Chip will provide invaluable perspective that will support BRCC as we continue to execute our strategy, build long-term value for our shareholders, and serve those who have served and are still serving our country.”

Major General Clay Hutmacher is the President and CEO of the Special Operations Warrior Foundation, a nonprofit organization dedicated to funding the education – from preschool through college – of the children of special operations personnel who’ve lost their lives in the line of duty as well as the children of all Medal of Honor recipients. Clay served at every level in the U.S. Special Operations community ultimately becoming the Director of Operations of the United States Special Operations Command before retiring as a Major General (2 star). Clay holds a bachelor’s degree in aerospace management from Embry Riddle Aeronautical University, a master’s degree in national security and strategic studies from the United States Naval Command and Staff College, and a master’s degree in strategic studies from the United States Army War College.

Lawrence “Chip” Molloy brings extensive financial, consumer, and retail experience to the Black Rifle Board as the former CFO of numerous public consumer companies. Most recently, Chip was Chief Financial Officer of Sprouts Farmers Market Inc. (“Sprouts”) from September 2021 to December 2023. He served as director and Chair of the Audit and Compensation Committees of Sprouts’ board from 2012 to 2021 and Interim Chief Financial Officer of Sprouts from June 2019 to February 2020. Prior to Sprouts, Chip served as Interim Chief Executive Officer at Torrid and as the Chief Financial Officer for both Under Armour and PetSmart. During his tenure at PetSmart, he was named Institutional Investor’s CFO of the Year for Specialty Retail in 2011. Chip also served as a senior advisor for private equity firm Roark Capital Group and as a board director for Torrid, Wingstop, Pet Supermarket, and Party City. Chip currently serves on the boards of Sally Beauty Holdings, Inc. and Pet Valu Holdings Ltd. and as Chair of the Audit Committee for each. Prior to his business career, Chip served as a U.S. Navy fighter pilot for 10 years, later retiring from the Naval Reserve with the rank of Commander. Chip holds an MBA from the University of Virginia and a Bachelor of Science in Computer Science from the US Naval Academy.

About Black Rifle Coffee Company

Black Rifle Coffee Company (BRCC) is a Veteran-founded coffee company serving premium coffee to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting Veterans, active-duty military, first responders and the American way of life.

To learn more, visit www.blackriflecoffee.com, subscribe to the BRCC newsletter, or follow along on social media.

Contact Information

For inquiries regarding Black Rifle Coffee Company, please contact:

Investors
Jason Martini: Jason.Martini@blackriflecoffee.com
ICR for BRCC: BlackrifleIR@icrinc.com